Exhibit 2.1

[Barrick Gold Corporation Letterhead]

October 27, 2004

Ontario Securities Commission
P. O. Box 55, Suite 800
20 Queen Street West
Toronto, Ontario
M5H 3S8

Dear Sirs:

Re:	Barrick Gold Corporation Preliminary Short-Form Base Shelf Prospectus dated October 27, 2004 Calculation of Interest Coverage

The earnings of Barrick Gold Corporation (the “Corporation”) available to meet interest requirements on outstanding debt for the twelve month periods ended December 31, 2003 and September 30, 2004 are as follows:

	Twelve months	Twelve months
	ended	ended
	December 31, 2003	September 30, 2004
	(in millions of	(in millions of
	U.S. dollars)	U.S. dollars)
Calculation of Interest Coverage
Net income	$200	$169
Add (deduct):
Income tax expense (recovery)	5	(4)
Interest expense	44	26

Earnings available to meet interest requirements	$249	$191

Interest incurred(1)	$49	$47

Interest coverage	5.1	4.1

Pro forma interest incurred (2)	$57	$55

Pro forma interest coverage (2)	4.4	3.5

(1)	Reflects actual interest incurred on debt outstanding during the period.

(2)	Pro forma interest figures reflect actual interest incurred for the periods presented, adjusted to give effect to the $167 million drawdown of the Veladero project financing facility (which occurred in the third quarter of 2004) as if such drawdown had occurred on January 1, 2003 and October 1, 2003, respectively.

Sincerely,

BARRICK GOLD CORPORATION

/s/ Richard Ball

Richard D. Ball
Vice President, Financial Reporting and
Risk Analysis